EXHIBIT 10.12

                        COLIN LISLE & ASSOCIATES LIMITED

                                 AGENCYAGREEMENT

SECTION 1         SUMMARY PARTICULARS

1.      DATE:           4th February 2003

2.      THE PRINCIPAL:  PEAK ENTERTAINMENT LTD of: Bagshaw Hall

                                                     Bagshaw Hill
                                                     Bakewell DE45 1 DL
                                                     Derbyshire
                                                     United Kingdom

3.      THE AGENT:      COLIN LISLE & ASSOCIATES of: Brunswick Court
                         LIMITED                     Victoria Street
                                                     Wetherby LS22 6RE

                        T/A LNTERKIDS / LNTERTOY     West Yorkshire
                                                     United Kingdom

4.       TERRITORIES:   Asia Pacific (excluding Australia & NZ); Scandinavia;
                        Belgium; France, Holland; ltaly; Portugal; Spain;
                        Austria; Czech Republic; Germany; Hungary; Poland;
                        Romania; Russia; Switzerland; Greece; Israel; Turkey;
                        Cyprus; Malta; South Africa; Middle East.

5.       INITIAL PERIOD:  From 1st February 03 through to 31st December 04

6.       PRODUCTS: Peak Entertainment product line

7.       COMMISSION                 6% of the FOB invoiced sales
         DURING TERM:

8.       RUN-OFF          50% of the commission stated in paragraph 7 above
         COMMISSION:


SECTION 2         AGENCY APPOINTMENT

By this Agreement (which incorporates-the Summary Particulars set out above and the General Terms and Conditions set out on the following pages) the Principal hereby appoints the Agent as its sole and exclusive agent for the Products in the Territory for the Term and for the avoidance of doubt the Principal hereby undertakes that for the Term it will not directly or indirectly market the Products in, or sell the Products in or into, the Territory other than through the Agent and will not appoint any other Agent for the Territory.

SIGNED                                      )
BY: (print full name)                       )
duly authorised for and on behalf of        ) ----------------------------------
the Principal                               )

SIGNED                                      )
BY: (print full name)      Colin Lisle      )
duly authorised for and on behalf of        )            /s/ Colin Lisle
the Agent                                   ) ----------------------------------

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Section 3         General Terms and Conditions

1.     Term and termination

This Agreement is for the Initial Period stated in the Summary Particulars of this Agreement and shall continue after the expiry of the Initial Period unless and until terminated by at least one year's written notice from one party to the other to expire at or at any time after the end of the Initial Period. Such period being referred to in the agreement as the "Term";

2.     Marketing Sales and support

2.1 The Agent shall use its reasonable efforts to market the Products and to develop and establish and thereafter service and maintain customer accounts for the Products in the Territory.

2.2 The Principal shall give the Agent such quantities of samples of the Products and marketing literature relating to the products, as the Agent shall reasonably require.

2.3 All orders for the Products, which are placed by customers within the Territory with the Principal, shall be dealt with promptly by the Principal and the Principal shall ensure that the Products supplied are of satisfactory quality and conform to sample.

2.4 All sales of the Products shall be made by the Agent on behalf of the Principal on the basis of the terms and conditions of sale of the Principal [attached hereto and initialled by the parties notified by the Principal to the Agent on signing hereof or as amended from time to time by the Principal on not less than [3] months notice in writing to the Agent].

3.     Commission

3.1 During the Term and following the termination of this Agreement in respect of orders received prior to such termination, the Principal shall pay to the Agent a commission at the percentage level set out in paragraph 7 of the Summary Particulars on all sales of the Products in the Territory, whether such sale is generated by the Agent or not. Such commission shall be on the invoiced value of such sales, less VAT or other applicable sales tax.

3.2 Following the termination of this Agreement and in respect of all orders received following such termination the Principal shall pay to the Agent a commission ('Run-Off Commission) of the percentage set out in paragraph 8 of the Summary Particulars on all sales of the Products (regardless of by whom generated) made to customer accounts developed, established, serviced or maintained by the Agent during the Term [provided that the obligation to pay commission to the Agent in relation to sales of any such customer shall cease where no sales shall be effected to such customer for a period of any two consecutive years following termination of this Agreement].

3.3 Commission shall be paid monthly by the end of the [first/second] week of each month on sales invoiced by tbe Principal in the preceding month by inter-bank transfer to the Agent's following bank account or to such other bank account that the Agent shall nominate from time to time:

       Bank name: Barclays Bank PLC

       Bank address:    25 St James St - Harrogate - North Yorkshire - 14GI 1ZT

       Sort code:       20 -37-13

       Account name:    Colin Lisle & Associates Ltd

       Account number:- 40280305

3.4 The Principal shall, at the same time as remitting each monthly commission payment, send the Agent a full commission statement detailing all sales of the Products made to the Territory in the preceding month sufficient to enable the Agent to verify the commission due.

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3.5    The Agent shall be entitled to inspect all books and records relating to sales of the Products in/into the Territory and all other matters affecting the commissions payable to the Agent hereunder at all times during the Term and for three years following the generation of the last payment of any Run-Off commission under the provisions of clause 3.2 above. The Principal shall co-operate in a timely fashion to facilitate the inspection of such books and records. Such rights shall be exercisable by the Agent not more than twice in every calendar year and shall either be carried out by an employee of the Agent or by a qualified accountant nominated by the Agent The Agent and its said employees or accountant shall be entitled to take copies of the relative records and the Principal shall supply facilities for such copying, subject to making a reasonable charge in respect thereof

3.6 Entirely without prejudice to its other rights and remedies (if any), if, whether by reference to any inspection carried out by the Agent in exercise of the above rights or otherwise, it shall be determined that the Principal shall not have paid in full the amount of the commissions due to the Agent under the above provisions, the Principal shall make immediate payment of the amount of such shortfall, together with interest thereon, at a rate of 4% above the base rate of Barclays Bank p/c for the period from the original due date for payment thereof until the date of actual payment

4.     General

4.1 This Agreement is subject to English law and the Parties agree to submit to the jurisdiction of the English courts in respect of any dispute.

4.2 This Agreement replaces any earlier agreement or arrangement between the parties, verbal or written, and is the entire agreement between them. It may only be modified by written agreement of both parties.

4.3 Nothing in this Agreement shall prevent the Agent from subcontracting its obligations under this Agreement nor from using a sub-agent. Either party may assign all its rights under this Agreement to a third party but only with the prior written consent of the other party.